Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS RECEIVED ANTICIPATED NASDAQ STAFF DETERMINATION LETTER

REDWOOD CITY, CA – April 18, 2008 – Threshold Pharmaceuticals, Inc. today announced that on April 17, 2008, it received a Staff Determination Letter from NASDAQ indicating that the Company has not gained compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Global Market set forth in Marketplace Rule 4450(a)(5), and that the Company’s securities are therefore subject to delisting. The Company had announced on October 23, 2007, that NASDAQ had notified the Company of its noncompliance with the minimum bid rule and that the Company would have six months, or until April 16, 2008, to regain compliance.

The Company intends to request a hearing before the NASDAQ Listing Qualifications Panel to appeal the Staff Determination, which would stay delisting pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of Threshold’s product candidates and the potential continued listing of the Company’s securities on the NASDAQ market. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to commence its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), as well as Threshold’s ability to regain compliance with the continued listing standards of the Nasdaq Global Market or meet the criteria for listing on the Nasdaq Capital Market.

Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Annual Report on Form 10-K, which was filed with the Securities Exchange Commission on March 12, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com